Exhibirt 10.2
For Immediate Release:
Contact: Carlo Bertolini
Republic Airways Holdings
Tel. (317) 484-6069

Republic Airways to Serve as Equity Sponsor for Frontier’s Exit from Bankruptcy

Indianapolis, Indiana, (June 22, 2009) – Republic Airways Holdings (NASDAQ: RJET) announced today that it has agreed to be the equity sponsor of Frontier Airlines’ plan of reorganization. The plan, which is subject to bankruptcy court approval and various conditions, would allow Republic to purchase 100% of the equity in the reorganized company for $108.75 million.

If approved and completed, the plan will result in Frontier’s successful exit from Chapter 11, at which point it would become a wholly owned subsidiary of Republic Airways, alongside the other Republic operating companies: Chautauqua Airlines, Republic Airlines and Shuttle America.

“Thanks to the hard work of its employees, Frontier has made tremendous strides during its restructuring process, recently posting its sixth straight monthly operating profit despite challenging economic conditions,” said Bryan Bedford, chairman, president and CEO of Republic Airways. “Adding Frontier to the Republic portfolio of operating companies is an opportunity for both companies to build on recent successes and strengthen the Republic organization for the benefit of all stakeholders.”

Frontier’s proposed plan of reorganization was filed today with the U.S. Bankruptcy Court for the Southern District of New York. Frontier has also filed a motion to approve the investment agreement with Republic, which is subject to higher and better proposals under a court-supervised auction. A hearing at which Frontier will seek court approval of the investment agreement and proposed auction procedures has been scheduled for July 13, 2009. Frontier currently expects to conclude the auction process and emerge from Chapter 11 during the fall of 2009.

The proposed plan of reorganization provides for general unsecured creditors to receive $28.75 million in cash. An additional $40 million of the sale proceeds would be applied as repayment of the outstanding DIP loan.

Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 15th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing approximately 5,000 aviation professionals. Frontier Airlines' mainline operation has 51 aircraft with one of the youngest Airbus fleets in North America. Frontier Airlines' mainline operations offer 24 channels of DIRECTV® service in every seatback along with a comfortable all-coach configuration. In conjunction with a fleet of ten Bombardier Q400 aircraft operated by Lynx Aviation (a subsidiary of Frontier Airlines Holdings, Inc.), Frontier offers routes to more than 50 destinations in the U.S., Mexico and Costa Rica. In November 2006, Frontier and AirTran announced a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares aboard two of the youngest fleets in the industry. For more in-depth information on Frontier Airlines, please visit its Web site at FrontierAirlines.com.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,200 flights daily to 101 cities in 37 states, Canada and Mexico through airline services agreements with seven U.S. airlines. All of the airlines’ flights are operated under their airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, Midwest Connect, Mokulele Airlines and US Airways  Express. The airlines currently employ approximately 4,500 aviation professionals and operate 212 regional jets.

In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement.Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risk factors disclosed in the Company’s most recent filing with the Securities and Exchange Commission